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                                                                    EXHIBIT 99.1


MEDIA CONTACT:    MARION INGRAM     TELEPHONE: (931) 380-2265


PRESS RELEASE

COMMUNITY FIRST, INC.
OCTOBER 28, 2004


COLUMBIA, TENNESSEE, OCTOBER 28, 2004- COMMUNITY FIRST, INC. ANNOUNCES 72.3% INCREASE IN NET INCOME AND CONTINUED GROWTH IN MARKET SHARE.

Community First, Inc., the holding company for Community First Bank & Trust, reported today that net income for the nine months ended September 30, 2004 was $1,490,000, or $1.11 basic earnings per common share, up 72.3% from $865,000, or $0.75 per common share, for the same period of 2003. Net income for the third quarter of 2004 was $573,000, a 50.8% increase from $380,000, for the same period in 2003. The growth is attributed to an increase in interest income due to higher loan volume and collected service charges on deposits. Compared to the first nine months of 2003, total interest income on loans grew from $6,808,000 to $8,464,000, showing a 24.3% increase. Net interest income for the nine months ended September 30, 2004 grew to $6,015,000 from $4,432,000 for the comparable nine months of 2003. In addition, income from service charges on deposits accounts increased 54.0% to $1,167,000 for the nine months ended September 30, 2004 compared to $758,000 for the same period of 2003. The Company expects its growth trends to continue during the remainder of 2004 as the Company continues to attract new customers in its existing market. Total assets grew to $250,626,000 as of September 30, 2004, a 15.3% increase from the $217,368,000, reported at December 31, 2003. Growth in loan production was also strong with loan balances increasing $32,410,000, or 19.1% when compared to year end 2003, ending the period at $202,213,000. Total deposits at September 30, 2004 increased 11.6% to $217,826,000, compared to $195,239,000 at December 31, 2003.


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The bank's deposit market share in Maury County also improved over 2003, from
16.6% to nearly 21.9%, a 35.8% increase in market share as measured from June 30, 2003 to June 30, 2004. The improved market share placed Community First second in market share in Maury County in only its fifth year of operation. Marc Lively, President and Chief Executive Officer of the Bank commented that the bank is extremely pleased with its continued growth in Maury County. "Our continued success and growth is a reflection of the support this community has for our bank. We appreciate those who live, work and serve here in Maury County and we are privileged to offer them the kind of community banking we believe they need. Our increases in market shares confirms that our style of banking has been well received by the residents of Columbia and Maury County."

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia Tennessee commercial bank with four offices in Maury County and a loan production office in Franklin, Tennessee. The bank recently announced their expansion into Williamson County, where construction on a full service branch will begin early in 2005. The Company also operates 9 ATM's in Maury County. The bank provides a comprehensive line of banking services to consumers and businesses in the middle Tennessee area. More information about Community First Bank & Trust is available by visiting www.cfbk.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other thinks, anticipated future expenses and revenue growth trends, and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company's ability to successful expand into Williamson County, changes in the economic conditions in the Company's market areas, regulatory and legislature changes, competition in the Company's market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.